Exhibit 99.1

For Immediate Release:

Conn-Selmer to Hire Replacement Workers

WALTHAM, MA — June 20, 2006 — Conn-Selmer, Inc., a subsidiary of Steinway Musical Instruments, Inc. (NYSE: LVB), announced today that it has begun hiring replacement workers for its Elkhart brass instrument facility, known as the Vincent Bach plant. The 230 employees at Bach are represented by Local 364 of the United Auto Workers (UAW) and have been on strike since their contract expired on April 1st.

“We are disappointed that the union membership voted down our latest proposal,” commented John Stoner, President of Conn-Selmer. “While we await a counterproposal from the union’s bargaining committee and consider the uncertainty of future events related to the work stoppage, we must find ways to continue to service our customers. In addition to hiring replacement workers, we have ramped up production at our Eastlake facility to produce additional professional Conn and King trumpets and trombones. Our offshore suppliers are also ramping up their production to meet our future requirements of Bach student trumpets and trombones.”

Dana Messina, CEO of Steinway Musical Instruments, noted, “Despite the disruption at Bach, the Company remains healthy and prosperous. Our piano business recently launched its new Essex line of pianos which was very well received by our dealers. We expect to ship a significant number of these instruments in the second half of 2006. In our band business, even with the strike, sales for the quarter to date have been only marginally lower than prior year. While this labor issue has temporarily slowed us down, we continue to see overall strength in the band instrument marketplace. As we move ahead, management will continue to focus on profitable growth for the Company.”

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments. Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

 “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release. These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new band instrument product and distribution strategies; ability of suppliers to meet demand; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone: 781-894-9770
Email: ir@steinwaymusical.com